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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement, (this "Agreement") is executed and entered into on the 3rd day of June, 2005 (the "Execution Date") by and between Nastech Pharmaceutical Company, Inc., a Delaware corporation (the "Company") with offices at 3450 Monte Villa Parkway, Bothell, Washington and Steven C. Quay, M.D., Ph.D. (the "Executive"). This agreement shall be effective on the date determined in accordance with Section 1 hereof but, except as provided herein, one or more other existing agreements shall continue to govern the Executive's employment by the Company, including his compensation for services rendered, prior to January 1, 2006 (the "Transition Date"), and certain related matters.

                              W I T N E S S E T H :

      WHEREAS, the Company and the Executive have executed and entered into two prior employment agreements, including, most recently, an agreement dated May 2, 2002 (the "May 2002 Agreement"), which has a term scheduled to end at the close of business on December 31, 2005; and

      WHEREAS, the Company desires to enter into a new employment agreement with the Executive and the Executive is willing to enter into a new employment agreement with the Company as provided herein;

      NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

      1. Application and Effectiveness of Agreements. This Agreement shall govern (i) the employment relationship between the Company and the Executive from and after the Transition Date and (ii) other matters as set forth herein. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, this Agreement and the obligations of the Executive and of the Company hereunder (other than the obligations of the Company set forth below in this paragraph) are dependent upon the approval by the shareholders of the Company, on or before July 20, 2005 (the "Approval Date"), of an increase in the total number of the shares of common stock of the Company with respect to which awards may be granted pursuant to the terms of the Nastech Pharmaceutical Company, Inc. 2004 Stock Option Plan (the "2004 Plan") in an amount of not less than 750,000 shares, and an increase in the individual limit on the total number of shares of common stock of the Company with respect to which awards may be granted to any one employee of the Company during any calendar year by the same amount. The Company hereby agrees: (a) to solicit, and to use all reasonable efforts to secure, such approval, and, upon securing such approval, (b) to prepare and deliver to the Executive, as soon as practicable following the Approval Date, but no later than August 15, 2005, customary, mutually acceptable definitive documentation memorializing the grant of the New Options and the Restricted Shares as described in Sections 6 and 7 of this Agreement, respectively (i.e., stock option and restricted stock grant agreements). If such shareholder approval is secured by the close of business on July 20, 2005, this Agreement shall be effective as of the Approval Date. If such shareholder approval is not secured by the close of business on July 20, 2005, the Company shall so notify the Executive promptly and in writing, this Agreement shall become null and void, and the terms of the May 2002 Agreement shall apply without amendment hereby.

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      Upon this Agreement becoming effective, to the extent they are not inconsistent with the terms of this Agreement, the May 2002 Agreement and other agreements between the Company and the Executive shall continue to govern the employment of the Executive by the Company prior to the Transition Date and matters growing out of that employment.

      2. Employment; Responsibilities and Authority; Board Designees; Outside Activities

            (a) Subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive as its President, Chief Executive Officer and Chairman of its Board of Directors (the "Board") during the Employment Period (as defined in Section 3, below) and to perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Board shall from time to time reasonably direct. The Executive shall have general and active charge of the business and affairs of the Company as its Chief Executive Officer and President and, in such capacity, shall have responsibility for the day-to-day operations of the Company, subject to the authority and control of the Board.

            (b) During the Employment Period, the Company shall: (i) continue to take such actions as may be necessary to cause the nomination and recommendation of both (A) the Executive for election as a director and as Chairman of the Board and (B) a nominee selected by the Executive and reasonably acceptable to the Company (such nominee, at the option of the Executive, to be changed prior to any annual or other meeting of the stockholders of the Company at which directors are elected or due to the death or resignation of such nominee) for election as a director of the Company and (ii) use all best efforts to cause such persons to be elected to the positions provided for them above respectively.

            (c) Subject to the terms and conditions of this Agreement, Executive hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein, provided that the Executive may engage in other business, research (subject to the further proviso set forth below), professional, and other activities, during his employment by the Company, that
(1) involve no conflict of interest with the Company or any of its Subsidiaries in the Business of the Company (as those terms are defined below) and (2) do not materially interfere with the reasonable performance by Executive of his duties under this Agreement, provided further that, in the case of any research in medicine or in the health sciences in which the Executive may be involved other than for the benefit of the Company or any such Subsidiary(ies), both of the immediately following clauses "i" and "ii" must be satisfied:

                  (i) Such research shall be in subject matter unrelated to the Business of the Company and unrelated to any other products, services, or technology in medicine or the health sciences in which the Company shall then be undertaking, or actively and in good faith considering, research or commercial involvement and

                  (ii) The Executive shall disclose to the Board or to the Compensation Committee on a timely basis the nature and subject matter of any such research in which he may become involved and shall keep the Board or such committee reasonably apprised of material changes in such nature and/or subject matter.

            (d) For purposes of this Agreement: (1) the "Business of the Company" means the description of the Company's business as is described in Part I, Item 1 of the Company's most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange

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Commission, and (2) the term "Subsidiary" means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company. The foregoing provisos do not limit the obligations of the Executive under Section 18(a) hereof.

      3. Term; Employment Period. The "Employment Period" under this Agreement shall commence on the Transition Date and shall terminate at the close of business on December 31, 2009 unless it is (a) extended by written agreement between the parties or by continuing employment of the Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to
Section 11 hereof. If the Executive shall remain in substantially full-time employment by the Company beyond what would otherwise be the end of the Employment Period without any written agreement between the parties, this Agreement and the Employment Period shall be deemed to continue on a month-to-month basis and either party shall have the right to terminate the Executive's employment hereunder at the end of any ensuing calendar month on written notice of at least 30 days.

      4. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in bi-weekly installments, which shall be $500,000 per annum for the period from the Transition Date through the end of calendar year 2006 and which shall be increased by at least five percent (5%) effective on January 1 of each calendar year after 2006 during the Employment Period, the actual amount of such increase to be determined by the Board or the Compensation Committee prior to each such calendar year.

      5.    Incentive Cash Compensation.

            (a) For the Company's fiscal year that will begin on January 1, 2005, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall also be eligible to receive incentive cash compensation based on (i) the "Annual Bonus Expectancy Amount," which shall be fifty percent (50%) of the Executive's base salary for such year, and (ii) the Executive's performance in relation to the performance areas and performance targets on which the Executive and the Board or the Compensation Committee shall agree as described below.

            (b) The Company and the Executive shall agree periodically on performance criteria for determination of the incentive cash compensation that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such agreement shall be made, as to each fiscal year, prior to the end of the first month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area, and, depending on the targets achieved, the actual amount of incentive cash compensation actually payable to the Executive for each fiscal year will be between zero and the Annual Bonus Expectancy Amount. The Company acknowledges that the business objectives heretofore used in determining the Executive's incentive cash compensation have been, and that the performance areas and performance targets referred to herein shall continue to be, based largely on the input and recommendations of the Company's Chief Executive Officer and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance targets, the Board or the Compensation Committee, as the case may be, shall

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

act reasonably and in consultation and cooperation with the Chief Executive Officer and consistently with past practice.

            (c) As soon as practical, and in any event no later than ninety (90) days, following the end of each fiscal year of the Company, the Compensation Committee or the Board, in consultation with the Executive, shall determine, reasonably and in good faith, the extent to which the applicable performance levels for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive forthwith. If unforeseen developments occur that make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable -- and therefore inappropriate as a measure of the performance of the Executive -- the Compensation Committee or the Board shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the targets had been achieved; and, to such extent, payment shall be made to the Executive.

            (d) Except as otherwise provided herein or in a future agreement between the Executive and the Company, for any fiscal year that begins before, but ends after, the end of the Employment Period, a pro-rated annual bonus shall be payable to the Executive based on the portion of such fiscal year that shall have elapsed to the end of the Employment Period, the methodology referred to above, and the reasonable, good faith determination of the Compensation Committee or the Board of the extent to which reasonably proportionate progress toward achievement of the applicable performance targets was made from the beginning of such fiscal year to the date the Employment Period ended, provided, however, that under no circumstances shall the Executive be entitled to receive duplicative incentive cash compensation payments under the terms of this Agreement.

      6. New Stock Options. As further compensation, and in addition to the stock options that have been issued to the Executive prior to the Execution Date (which are not affected by this Agreement and remain outstanding, vested, and exercisable in accordance with their terms), the Company is granting to the Executive, for service on and after the Approval Date, new options to purchase additional shares of common stock of the Company (the "New Options") as follows:

            (a) All of the New Options shall be deemed granted and issued (and are hereby so granted) on the Approval Date.

            (b) The New Options shall have a term of 10 years, running from the Approval Date.

            (c) Among the New Options, options for the maximum permissible number of shares shall be Incentive Stock Options ("ISOs") for purposes of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, the "Tax Laws"), and those ISOs are issued with the minimum per share exercise price consistent with tax-advantaged treatment of those options as ISOs under the Tax Laws. Those ISOs shall be among the New Options referred to as vesting in each of the four annual installments provided for in paragraph "(f)" below in this Section 6, with the numbers of shares for which such ISOs will be exerciseable in each of those installments being determined in such a manner as to maximize the total number of shares as to which such tax advantaged treatment is available; and the ISOs shall vest and

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become first exerciseable at the times and under the conditions for each such installment, respectively.

            (d) The remainder of the New Options shall be non-statutory stock options and shall be issued with a per share exercise price equal to the fair market value of a share of common stock of the Company on the Approval Date, as determined in accordance with the terms of the 2004 Plan.

            (e) The exercise prices of the New Options and the numbers of shares that may be purchased upon exercise of the New Options shall be subject to the anti-dilution adjustments provided for in the 2004 Plan.

            (f) The New Options, in the aggregate, shall grant the right to purchase a total of six hundred thousand (600,000) shares of common stock of the Company, and they shall vest and become exerciseable as follows (or as expressly stated elsewhere in this Agreement in the event of certain circumstances and events provided for herein):

      New Options for one hundred fifty thousand (150,000) shares (some of which shall be ISOs and some of which shall be non-statutory stock options, as provided above) shall vest and become exerciseable on July 20 of each of 2006, 2007, 2008, and 2009 if Executive's employment by the Company or by an affiliate of the Company continues on such respective date.

            (g) The New Options which are non-statutory stock options shall be transferable by Executive to members of his immediate family or to a trust for the benefit of Executive and/or member(s) of his immediate family and/or to a partnership, limited liability company, and/or other entity owned by Executive and/or by member(s) of his immediate family. The terms of the New Options shall include customary provisions for, among other things, the ability of the Executive (and the cooperation of the Company), if the Executive so chooses, (A) to pay the exercise price for the options via a same-day-sale exercise arrangement and/or a margin account exercise arrangement with a broker-dealer or bank and/or loan or deferral arrangements with the Company, and/or (B) to surrender shares (either previously outstanding shares or shares being purchased by exercise of options) to the Company at fair market value for payment of the minimum amount required to satisfy all withholding requirements, and/or (C) to pay all or a part of the exercise price by surrender to the Company, at fair market value, of shares of the Company's common stock that shall then have been owned for at least six months (or such shorter period as is permissible under applicable law) by Executive and/or by a trust, partnership, limited liability company, or other entity for the benefit of, or owned by, Executive and/or member(s) of his immediate family.

            (h) The shares of Common Stock issuable upon the exercise of the New Options shall be fully vested in the hands of the Executive immediately upon such exercise.

      7. Restricted Shares. As further compensation for services to be rendered on and after the Approval Date, the Company hereby issues to the Executive one hundred sixty-eight thousand (168,000) shares of common stock of the Company (the "Restricted Shares"), subject to the following provisions:

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            (a) At the close of business on the Approval Date, all of the
Restricted Shares shall be duly authorized, validly issued and outstanding shares of common stock of the Company owned by the Executive and shall be fully paid and non-assessable.

            (b) The Restricted Shares shall be subject to the following restrictions:

                  (i) Subject to Section 7(c) and other provisions herein providing for the vesting of such shares, upon the occurrence of a triggering event as provided in Section 12(b) or 12(c) below, the Executive shall forfeit all non-vested Restricted Shares, provided, however, that the Company shall pay the Executive an amount, if any, equal to the par value payment made by the Executive to the Company upon grant of the Restricted Shares upon notice given by the Company to the Executive at any time within ninety (90) days after the occurrence of such triggering event (the "Forfeiture/Repurchase Right").

                  (ii) Subject to Section 7(c) and other provisions herein providing for the vesting of such shares, the Restricted Shares shall not be sold or otherwise transferred voluntarily by the Executive except to members of his immediate family or to a trust for the benefit of Executive and/or member(s) of his immediate family and/or to a partnership, limited liability company, and/or other entity owned by Executive and/or by member(s) of his immediate family (transfers to such persons being referred to herein as "exempt transfers"); and, notwithstanding any such exempt transfer, the Restricted Shares shall remain subject to the Transfer Restriction until it lapses or terminates as provided for herein (the "Transfer Restriction").

            (c) One-fourth (-1/4) of the Restricted Shares shall vest on July 20 of each of 2006, 2007, 2008, and 2009, provided that Executive remains continuously employed by the Company and/or any Subsidiary thereof through and on each such date. Such vesting, or vesting pursuant to other provisions of this Agreement, shall cause and constitute the lapse and termination of the Forfeiture/Repurchase Right and the Transfer Restriction as to the Restricted Shares that so vest.

            (d) The customary certificates representing the Restricted Shares may bear appropriate and customary legends referring to the Forfeiture/Repurchase Right and the Transfer Restriction, provided that the Company shall promptly provide to the Executive, in exchange for such certificates, replacement certificates without such legends as to any of the Restricted Shares that shall become vested.

            (e) Upon the occurrence of any taxable event which arises due to the vesting of Restricted Shares, the Executive shall have the right to direct the Company to withhold the number of Restricted Shares necessary to satisfy the tax withholding liability and obligations of or relating to the Executive (both Federal and State) with respect to such vesting of Restricted Shares, and the Company shall remit the value of the withheld Restricted Shares to the proper governmental authorities.

      8. Registration. The Company shall use its best efforts to (a) cause the shares of Common Stock issuable upon the exercise of the New Options to be registered and qualified for public resale on a registration statement and re-offer prospectus filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and under any applicable state securities laws, within ninety (90) days after the Approval Date; (b) cause Restricted Shares that vest to be similarly registered and qualified for public resale by the date of such vesting; (c) maintain in effect all such registrations and qualifications, or

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substantially similar registrations and qualifications, until the Executive and any related family member(s) and any entity(ies) related to him shall be free of any and all restrictions on any such sales under the Securities Act and any applicable state securities law(s); and (d) if such effectiveness should lapse before that time, restore the effectiveness thereof as soon as reasonably possible. These registrations and qualifications are in addition to the registrations and qualifications that may be required as to other securities of the Company that are owned by the Executive or that may be issuable pursuant to securities or options heretofore issued to him.

      9. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive at least such employee benefits as are provided to other officers of the Company. Without limiting the preceding sentence, the benefits provided to the Executive shall include at least family medical and dental, disability, and life insurance.

      10. Vacation. The Executive shall be entitled to annual vacations in accordance with the Company's vacation policies in effect from time to time for executive officers of the Company.

      11.   Termination

            (a) Executive's employment by the Company shall be "at will." In other words, either the Company or the Executive may terminate Executive's employment by the Company at the end of any calendar month, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days' prior written notice of termination. In addition, the Executive's employment by the Company shall be terminated by his death or disability. Termination of Executive's employment as provided for herein shall terminate the Employment Period.

            (b) For purposes of this Agreement, in the case of a termination of the Executive's employment hereunder by the Executive, the term "Good Reason" shall have the meaning set forth for it below; in the case of a termination of the Executive's employment hereunder by the Company, the term "Cause" shall have the meaning set forth for it below; and the other terms set out below in this
Section 11 shall have the meanings provided for them respectively:

                  (i) "Good Reason" shall mean (i) any substantial diminution in the Executive's authority or role; (ii) failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 6, 9, and/or 10 above, or to honor promptly any of its other material obligations hereunder; (iii) a demotion in the Executive's title or status; or (iv) at any time prior to June 30, 2009, either (or both) of the Executive and the nominee of the Executive described in Section 2(b) hereof (and subject to change as provided there) is not elected as a director of the Company, in the case of both such individuals, or as Chairman of the Board, in the case of the Executive (unless due to death or resignation of such individual or, in the case of the nominee only, lost election as a result of the vote against such nominee of non-affiliates of the Company if such vote represents the majority of votes cast).

                  (ii) "Cause" shall mean (i) the Executive's willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the

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Board if such failure of performance or compliance is not cured within thirty
(30) days following receipt by the Executive of written notice from the Company containing a description of such failures and non-compliance and a demand for immediate cure thereof; (ii) the Executive being found guilty in a criminal court of an offense involving moral turpitude; (iii) the Executive's commission of any material act of fraud or theft against the Company; or (iv) the Executive's material violation of any of the material terms, covenants, representations or warranties contained in this Agreement if such violation is not cured within thirty (30) days following receipt by the Executive of written notice from the Company containing a description of the violation and a demand for immediate cure thereof.

            (c) "Disability" shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

            (d) "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive prior to December 31, 2009, the effective date of the termination as provided in Section 11(a) hereof; or (iv) if this Agreement expires by its terms, December 31, 2009.

      12.   Severance

            (a) Subject to Section 21 hereof, if (i) the Company terminates the employment of the Executive prior to December 31, 2009 against his will and without Cause, or (ii) the Executive terminates his employment prior to December 31, 2009 for Good Reason, then (A) Executive shall be entitled to receive base salary, incentive cash compensation (determined on a pro-rated basis as provided in Section 5(d) hereof as to the year in which the Termination Date occurs), pay for accrued but unused vacation time, and reimbursement for expenses pursuant to
Section 13 hereof through the Termination Date plus the balance of the Executive's specified base salary hereunder to December 31, 2009, and (B) notwithstanding the vesting and exercisability provisions otherwise applicable to the New Options and the restrictions applicable to the Restricted Shares, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable for the remainder of their terms and all of the Restricted Shares shall thereon become immediately and fully vested. Except to the extent that more time is required to determine any of the incentive compensation amounts, the Company shall pay the cash amounts provided for in this paragraph within 30 days after such termination. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if the Executive shall have materially violated the provisions of Section 18, 19, or 20 of this Agreement and such violation is not cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

            (b) Subject to Section 21 hereof, if (A) the Executive voluntarily terminates his employment prior to December 31, 2009 other than for Good Reason or (B) the Executive's employment is terminated by the Company prior to December 31, 2009 for Cause, then the Executive shall be entitled to receive salary, pay for accrued but unused vacation time, and reimbursement of expenses pursuant to
Section 13 hereof through the Termination Date only; vesting of the New Options and the Restricted Shares shall cease on such Termination Date; any then un-vested New Options shall terminate (with the then-vested New Options and options issued pursuant to prior agreements remaining vested and exerciseable for the remainder of their terms); and this occurrence shall be a triggering event for purposes of the Forfeiture/Repurchase Right as provided in Section 7(b)(i), above.

            (c) Subject to Section 21 hereof, if the Executive's employment is terminated prior to December 31, 2009 due to death or Disability, the Executive (or his estate or legal representative as the case may be) shall be entitled to receive (i) salary, reimbursement of expenses pursuant to Section 13 hereof, and pay for any unused vacation time accrued through the Termination Date; (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which the Termination Date occurs (determined as provided in Section 5(d) hereof); and
(iii) a lump sum, payable within 30 days after the termination date, equal to base salary at the rate in effect on the date of such termination for the lesser of (a) twelve (12) months and (b) the remaining term of this Agreement at the time of such termination. In such case, vesting of the New Options and Restricted Shares shall cease on such Termination Date, and any then un-vested New Options shall terminate (with the then-vested New Options and options issued pursuant to prior agreements remaining vested and exerciseable for the remainder of their terms); and this occurrence shall be a triggering event for purposes of the Forfeiture/Repurchase Right as provided in Section 7(b)(i), above.

            (d) In addition to the provisions of Section 12(a), 12(b), or 12(c), hereof, as the case may be, to the extent COBRA shall be applicable or as provided by law, the Executive shall be entitled to continuation of group health plan benefits for the periods provided by law following the Termination Date if the Executive makes the appropriate election and payments.

            (e) Subject to Section 21 hereof, the Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement.

      13. Expenses. The Company shall pay or reimburse the Executive for all expenses that are reasonably incurred by him in furtherance of his duties hereunder and such further expenses as may be authorized and approved by the Company from time to time.

      14. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

      15. Mitigation not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. The Executive's acceptance of any other employment shall not diminish or impair the amounts otherwise payable to the Executive hereunder.

      16. Place of Performance. The Executive shall perform his duties at such locations as the Executive may reasonably choose, provided that the Executive shall make reasonable efforts to accommodate the Company's needs and considerations of efficiency in this regard.

      17. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary directors' and officers' liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed

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appropriate by the Executive and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or
(b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company's obligations under this
Section 17 shall survive the termination of the Executive's employment hereunder and any termination of this Agreement.

      18.   Non-Competition

            (a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment
Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question.

            (b) In addition, the Executive agrees that, for a period of six months after the end of Executive's employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company in failing to pay to the Executive all sums due him under the terms hereof or to honor any of its other obligations under this Agreement, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse's family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive's employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive's employment at the Company.

            (c) Executive further agrees, for twelve months following the end of Executive's employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company as described above), to refrain from directly or indirectly soliciting Company's collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

            (d) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 18 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 18 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

      19. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of he Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement provided that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by Employee during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by Employee during the period of six months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as provided below. The Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. To the extent that the Executive's actions referred to in this paragraph are performed after the end of the Executive's employment by the Company, the Company shall promptly compensate the Executive for his time spent in or because of such activities at the rate of Five Hundred Dollars ($500.00) per hour; and such activities shall be scheduled in a manner reasonably convenient to the Executive.

      20.   Trade Secrets

            (a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries ("Confidential Material"). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company's drug delivery business or technology, or to current or specifically contemplated future drug delivery products or services:

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

the Company's confidential commercial information, technology, formulations, STA-T (Systemic Transnasal Absorption Technology) and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company's business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 20 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material.

            (b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 20 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 20 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

      21.   Payment and Other Provisions After Change of Control

            (a) In the event the Executive's employment with the Company is terminated either by the Company or by the Executive (other than because of the Executive's death or Disability) following the occurrence of a Change of Control (regardless of whether such termination is for Good Reason or for Cause or otherwise) and the date of such termination is (i) prior to January 1, 2010 and within one year following the occurrence of such Change of Control or (ii) prior to the date upon which all of the New Options are fully vested and exerciseable and all the Restricted Shares are fully vested, then the Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 12 hereof, salary, expense reimbursement, and pay for unused vacation time through the termination date and, in addition, the following:

                  (i) Additional Amount Based on Base Salary: A lump-sum amount equal to the greater of: (a) twelve (12) months of Executive's specified base salary hereunder, and (b) the balance of Executive's specified base salary hereunder to the end of the term of this Agreement, such amount to be paid to the Executive within ten (10) days after the date of termination;

                  (ii) Incentive Cash Compensation: The amount of the Executive's incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis as provided in Section 5(d) hereof) plus an additional lump-sum amount equal to the Annual Bonus Expectancy Amount (regardless of satisfaction of any performance criteria or progress toward such satisfaction), such amounts to be paid to the Executive within ten
(10) days after the date of termination (except, as to the former amount, to the extent more time may be required for its determination); and

                  (iii) Other Benefits. Notwithstanding the vesting and/or exerciseability provisions otherwise applicable to the New Options and/or to any unvested stock options issued pursuant to any prior agreement(s) between the Executive and the Company and the vesting and restriction provisions applicable to the Restricted Shares, all such stock options shall be fully vested and exercisable, and all such Restricted Shares shall be fully vested, upon a Change of Control and, in the case of the options, shall remain exercisable for the remainder(s) of their term(s).

            (b) For purposes of this Agreement, the term "Change of Control" shall mean:

                  (i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision) (any of the foregoing hereafter a "Person") of 40% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on
Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 40% or more of the Voting Securities or
(3) any corporation with respect to which, following such acquisition, more than 60% of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

                  (ii) Individuals who, as of the Approval Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Approval Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

                  (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly of indirectly, in substantially the same proportions, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

                  (iv) A complete liquidation or dissolution of the Company; or

                  (v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities Immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

            (c) In the event that (i) the Executive becomes entitled to any payments or benefits in connection with a Change of Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Total Benefits"), and (ii) any of the Total Benefits will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or a substantially similar successor provision (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive from the Gross-Up Payment, after the payment of all taxes on the Gross-Up Payment (including but not limited to income, excise and employment taxes and any interest and penalties imposed with respect to all such taxes), is equal to the Excise Tax on the Total Benefits. For purposes of this Section 21(c), the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence (or of such jurisdiction(s) as may apply income taxation to the Executive's income) at the time the Gross-Up Payment is made.

            (d) All determinations required to be made under Section 21(c) shall be made by tax counsel selected by the Executive and reasonably acceptable to the Company ("Tax Counsel"), which determinations shall be conclusive and binding on the Company and on the Executive absent manifest error. Prior to any determination of the amount of any Gross-Up Payment payable pursuant to Section 21(c), Tax Counsel shall provide the Executive and the Company with a report setting forth its calculations and containing related supporting information. All fees and expenses of Tax Counsel shall be borne solely by the Company. In the event that, after a Gross-Up Payment is made pursuant to Section 21(c), it is determined that the Excise Tax on the Total Benefits and/or the taxes on the Gross-Up Payment exceeds the amount theretofore taken into account hereunder, the Company shall promptly make an additional Gross-Up Payment (which shall be calculated by Tax Counsel as set forth herein) to the Executive in respect of such excess (plus any associated interest, penalties or additions payable by the Executive to the Internal Revenue Service or any other federal, state, local or foreign taxing authority).

      22. Payment of Certain Costs of the Executive. Promptly from time to time the Company shall pay directly (or promptly reimburse the Executive to the extent that the Executive shall have paid) all actual legal, accounting, and other fees and expenses that are or shall have been:

            (a) Incurred by the Executive in connection with his employment arrangements with the Company, including in the preparation, revision, and/or negotiation of this Agreement and/or

            (b) Incurred by the Executive as a result of a bona fide dispute regarding the application of any provision of this Agreement, including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 280G of the Tax Laws to any payment or benefit provided to the Executive.

Such payments shall be made within five (5) business days after delivery to the Company of the Executive's respective written requests for payment accompanied by evidence of fees and expenses incurred by the Executive.

      23. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office,
Attn: Chief Financial Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this paragraph. Such notices shall be effective upon personal delivery or three days after mailing.

      24. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that other agreements between the Executive and the Company remain effective as to closely related matters). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

      25. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company's business or properties. The Executive's rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

      26. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      27. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Washington applicable to contracts made and to be performed wholly within such state. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the

American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.

      28. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

      29. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      30. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

          THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.

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      IN WITNESS WHEREOF, NASTECH PHARMACEUTICAL COMPANY INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

      COMPANY:                NASTECH PHARMACEUTICAL COMPANY INC.

                              By: /s/ Gregory L. Weaver
                                 _______________________________________

                              Print name: Gregory L. Weaver

                              Print title: Chief Financial Officer and Secretary


      EXECUTIVE:                  /s/ Steven C. Quay
                                  _______________________________________
                                  Steven C. Quay, M.D., Ph.D.